Exhibit 107

Calculation of Filing Fee Tables

…………..

S-1

AGBA ACQUISITION LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Ordinary Shares(1)	Ordinary Shares, par value $0.001 per share	Rule 457(c)	55,500,000(2)	$11.36(3)	$630,480,000	0.0000927	$58,445.50	—	—	—	—
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)	All securities being registered will be issued by AGBA Acquisition Limited, a British Virgin Islands company (“AGBA”), in connection with AGBA’s previously announced initial business combination (the “Business Combination”) with AGBA Merger Sub I Limited (“Merger Sub I”), AGBA Merger Sub II Limited (“Merger Sub II”), TAG International Limited (“B2B”), TAG Asset Partners Limited (“B2BSub”), OnePlatform International Limited (“HKSub”), OnePlatform Holdings Limited (“OPH”), TAG Asia Capital Holdings Limited (“Fintech”), and TAG Holdings Limited (“TAG”), pursuant to which (a) Merger Sub I will merge with and into B2B with B2B surviving the merger as a wholly-owned subsidiary of AGBA; (b) Merger Sub II will merge with and into Fintech with Fintech surviving the merger as a wholly-owned subsidiary of AGBA; and (c) AGBA will issue an aggregate of 55,500,000 ordinary shares (the “Aggregate Stock Consideration”) to the existing stockholders of TAG.
(2)	Represents the resale of the Aggregate Stock Consideration. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional ordinary shares that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $11.36, which is the average of the high and low prices of shares of AGBA ordinary shares on July 12, 2022 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission (the “SEC”) on The Nasdaq Capital Market.